Exhibit 10.1

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT, dated as of September 26, 2008 (this “Agreement”), between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and Dara F. Altman (the “Executive”).

          In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

          1.      Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company.

          2.      Duties. (a) The Executive shall be employed in the capacity of Executive Vice President and Chief Administrative Officer, which shall include being the head of each of the Human Resources and Facilities functions. The Executive shall perform such activities and duties consistent with her position as the Company’s Chief Executive Officer shall, from time to time, reasonably specify and direct. The Executive shall not be required to perform duties for any entity other than the Company and its subsidiaries.

          (b)     The Executive shall generally perform her duties and conduct her business at the offices of the Company in Washington, DC.

          (c)      The Executive shall report directly to the Chief Executive Officer of the Company.

          3.      Term. The term of this Agreement shall commence on September 26, 2008 and end on September 25, 2011, unless terminated earlier pursuant to the provisions of Section 6 (the “Term”).

          4.      Annual Base Salary. (a) During the Term, the Executive shall be paid an annual base salary of $446,331.71, subject to any increases that the Company shall approve (the “Base Salary”); provided that, consistent with state and federal law and the Company’s policies, the Company reserves the right to (i) require that any leave, including Family Medical Leave Act leave, be unpaid, (ii) require the Executive to exhaust any paid leave available to the Executive, such as sick pay, vacation or short term disability benefits, during any leave and for any absence or inability to work due to illness, injury or disability, and (iii) make lawful deductions from the Executive’s salary for any period where the Executive is unable to work or absent from work, and for which no such paid benefits are available. All amounts paid to the Executive under this Agreement shall be in U.S. dollars. The Base Salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.

          (b)       All compensation paid to the Executive hereunder shall be subject to any payroll and withholding deductions required by any applicable law, including, without limitation, federal, state and local income tax withholding, federal unemployment tax and social security (FICA).

          5.      Additional Compensation, Expenses and Benefits. (a) During the Term, the Company shall promptly reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by her in carrying out her duties under this Agreement. The Executive shall be entitled to fly business, or if business is not offered on such flight first, class when traveling for business purposes. The Executive shall present to the Company an itemized account of such expenses in such form as may be required by the Company from time to time.

          (b)      During the Term, the Executive shall be entitled to participate, at the same level and on the same terms, in all benefit plans, programs and policies and fringe benefits which are made available to the executive officers of the Company generally, including, without limitation, medical, dental and life insurance; provided that the Executive shall participate in any stock option or stock purchase or compensation plan currently in effect or subsequently established by the Company to the extent, and only to the extent, authorized by the plan document or by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof.

          (c)     During the Term, the Executive shall be entitled to participate in any bonus plans generally offered to employees at the same level. Bonuses are subject to satisfaction of objectives established by the Board, and the Compensation Committee thereof, and may be paid in the form of cash, stock options, restricted stock, restricted stock units or other securities of the Company. It is currently the Company’s practice to pay any annual bonus one half in cash and one half in restricted stock units that vest approximately one year from the date of issue so long as the Executive remains an employee of the Company on that date. The Executive shall not be entitled to any guaranteed bonus, and the Executive understands that all annual bonuses are discretionary. The Company agrees that the Executive shall be entitled to be considered for annual bonuses, if any, on the same basis as other senior officers of the Company at the same level.

          (d)     The Executive shall be entitled to accrue vacation under the Company’s policy at a rate of not less than four weeks per year.

          6.      Termination. The date upon which the Executive’s employment and this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the “Termination Date.” Any reference in this Agreement to a termination of employment of the Executive shall mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

          (a) (i) Subject to Section 6(e), the Company has the right and may elect to terminate the Executive for Cause at any time. For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following:

(A) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

(B)      the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or

(C)      a breach by the Executive of her duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company) which has not been approved by a majority of the disinterested directors of the Board, if any such material breach remains uncured after thirty days have elapsed following the date on which the Company gives the Executive written notice of such breach;

(D)      a breach by the Executive of any duty referred to in clause (C) above with respect to which at least one prior notice was given under clause (C);

(E)      any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Executive involving the Company or any of its affiliates;

(F)      the conviction or the plea of nolo contendere or the equivalent in respect of a felony or a misdemeanor with respect to which fraud or dishonesty is a material element;

(G)      any damage of a material nature to any property of the Company or any of its affiliates caused by the Executive’s willful misconduct or gross negligence; or

(H)      conduct by the Executive that, in the reasonable good faith written determination of the Company, demonstrates unfitness to serve as an officer of the Company or its affiliates, including, without limitation, (1) the repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance; or (2) a finding by the Company or any judicial or regulatory authority that the Executive committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment applicable to the business of the Company or any of its subsidiaries.

Termination of the Executive for Cause pursuant to this Section 6(a)(i) shall be communicated by a Notice of Termination. This Agreement shall terminate on the date specified in such Notice of Termination.

          (ii)      Subject to Section 6(e), the Company shall have the absolute right to terminate the Executive’s employment without Cause at any time. If the Company elects to terminate the Executive without Cause, the Company shall give seven days written notice to the Executive. This Agreement shall terminate seven days following receipt of such notice by the Executive, however, the Company, at its sole discretion may request that the Executive cease active employment and perform no more job duties immediately upon provision of such notice to the Executive.

          (b) This Agreement and the Executive’s employment hereunder shall terminate upon the death of the Executive.

          (c) If the Executive is unable to perform the essential duties and functions of her position because of a disability, even with a reasonable accommodation, for one hundred eighty days within any three hundred sixty-five day period, and the Company, in its reasonable judgment, determines that the exigencies created by the Executive’s disability are such that termination is warranted, the Company shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this Section 6(c). For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Disability Termination. This Agreement shall terminate on the day after such Notice of Disability Termination is received by the Executive.

          (d) (i) The Executive shall have the right, and may elect, to resign for Good Reason. Good Reason shall mean the occurrence (without the Executive’s express written consent referencing this Agreement) of any of the following acts or failures to act:

          (A)      the assignment to the Executive of any duties not reasonably consistent with the Executive’s status as an executive officer of the Company and as Executive Vice President and Chief Administrative Officer; or

          (B)      a substantial adverse alteration in the Executive’s title or in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the event or occurrence constituting Good Reason; or

          (C)      a change in the Executive’s line of reporting to a position other than the Company’s Chief Executive Officer; or

          (D) a reduction in the Base Salary; or

          (E)      the relocation of the Executive’s principal place of employment to a location more than 35 miles from the Executive’s principal place of employment as of the date of this Agreement or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations; or

          (F)      any failure by the Company to pay to the Executive any portion of the Base Salary or any annual bonus when due; or

          (G)      any failure of the Company to comply with the terms of Section 5(b) as it relates to the Executive’s annual bonuses, if any; or

          (H)      any material breach by the Company of any provision of this Agreement.

In no event will the Executive have reason to terminate employment for Good Reason unless the act or failure to act which constituted the Good Reason event or occurrence has not been cured within 30 days after a Notice of Termination for Good Reason is delivered by the Executive to the Company. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver or rights with respect to, any act or failure to act constituting Good Reason hereunder; provided that the Executive provides the Company a written notice of Termination for Good Reason within ninety (90) days following the occurrence of the event. At its sole discretion, the Company may request that the Executive perform no job responsibilities and cease her active employment immediately upon receipt of the notice.

          (ii)      The Executive shall have the absolute right, and may elect, to resign without Good Reason at any time. The Executive shall give fourteen days prior written notice to the Company. Failure to provide such notice shall entitle the Company to terminate this Agreement effective on the last business day on which the Executive reported for work at her principal place of employment with the Company. This Agreement will terminate on the effective date of the resignation as defined above, however, the Company may, at its sole discretion, request that the Executive perform no job responsibilities and cease her active employment immediately upon receipt of the notice.

          (e) (i) Subject to execution by the Executive of the release required by Section (e)(v) below, if the employment of the Executive is terminated without Cause or the Executive resigns for Good Reason before the end of the Term then the Executive shall have the right to receive, and the Company shall pay to the Executive without setoff, counter claim or other withholding, except as set forth in Section 4(b), an amount (in addition to any salary, benefits or others sums earned and due to the Executive through the Termination Date) equal to the following:

          (A) In lieu of any further salary payments to the Executive for periods subsequent to the Termination Date and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two times the sum of (1) the Executive’s annualized base salary as in effect immediately prior to the Termination Date or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (2) the higher of (a) the last annual bonus actually paid to the Executive and (b) fifty-five percent (55%) of the Executive’s base salary as in effect immediately prior to the Termination Date or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

          (B) (1) For the twenty-four (24) month period immediately following the Termination Date, the Company shall arrange to provide the Executive and her dependents health, medical, dental, disability and similar health insurance benefits substantially similar to those provided to the Executive and her dependents immediately prior to the Termination Date or, if more favorable to the Executive, those provided to the

Executive and her dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence; provided that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer, including if available, through a third-party insurer pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985. Benefits otherwise receivable by the Executive pursuant to this Section 6(e)(i)(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the twenty-four (24) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, that the Company shall reimburse the Executive for the excess, if any, of the after-tax cost of such benefits to the Executive over such cost immediately prior to the Termination Date or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. Amounts eligible for reimbursement to the Executive in one taxable year may not affect the amounts eligible for reimbursement in any other taxable year.

          (2) If, during the time the Executive is receiving benefits pursuant to Section 6(e)(i)(B)(1), benefits of the same type are received by or made available to the Executive, the Executive agrees to notify the Company of this fact in writing within ten (10) days of the date such benefits are received or made available. The Executive further agrees to provide the Company with all reasonably requested information necessary to offset such benefits.

          (C) Notwithstanding any provision of any annual or long term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Termination Date of the aggregate value of any contingent cash incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Termination Date by the total number of months contained in such performance award period. For purposes of this Section 6(e)(C), the target level shall be the higher of (a) the last annual bonus actually paid to the Executive and (b) fifty-five percent (55%) of the Executive’s base salary as in effect immediately prior to the Termination Date or, if higher, in effect immediately prior to the date when either the Executive is terminated without Cause or the first occurrence of an event or circumstance constituting Good Reason.

          (D) The Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of two years or, if earlier, until the first acceptance by the Executive of an offer of employment.

          (E) As of the Termination Date, all restrictions relating to the sale or disposal of restricted shares of common stock granted to the Executive on March 14, 2006, as set forth in a letter agreement between XM and the Executive dated May 18, 2006, shall lapse notwithstanding anything to the contrary contained in the award agreement, letter agreement or otherwise. If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason, all options to purchase the Company’s common stock, restricted stock units or restricted shares of common stock issued by the Company to the Executive that are held by the Executive on the Termination Date shall immediately vest. Any such vested stock options shall expire 90 days following the Termination Date.

          (ii) This Agreement shall be interpreted in a manner consistent with the Parties’ intention that payments and benefits hereunder qualify for exemption from, or comply with the requirements of, Section 409A of the Code. Notwithstanding any other provisions of this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Section during the six-month period immediately following the Termination Date shall instead be paid on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.

          (iii)(A) In the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received or to be received in connection with the termination of the Executive’s employment, including a resignation by the Executive for Good Reason, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to an excise tax, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any excise tax on the Total Payments and any federal, state and local income and employment taxes and excise tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

          (B)      For purposes of determining whether any of the Total Payments will be subject to excise tax and the amount of such excise tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and the Company, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (2) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the excise tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the excise tax, and (3) the value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, (1) the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6(e)(iii)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (2) the Executive shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.

          (C)      If the excise tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the excise tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the excise tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the excise tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the excise tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for excise tax with respect to the Total Payments.

          (D)      At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

          (iv) The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. In no event shall payments be made later than the end of the year after the year in which the fees or expenses are incurred.

          (v) Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits pursuant to Section 6(e) shall (A) cease as of the date the Executive breaches any of the provisions of Section 7 or 8 of this Agreement and (B) be conditioned upon the Executive executing and delivering a separation agreement and release of claims against the Company in a form substantially the same as Exhibit A. The release must be signed no later than 45 days after the Termination Date, unless an earlier deadline is allowed by law.

          (vi) The payments provided in Sections 6(e)(i)(A) and (C) shall be made not later than the fifth day following the date on which the release described in Section 6(e)(v) becomes irrevocable. The payments provided in Section 6(e)(iii) shall be made not later than (A) the fifth day following the date on which the release described in Section 6(e)(v) becomes irrevocable or (B) the day on which taxes are paid, whichever occurs later.

          7.      Nondisclosure of Confidential Information. (a) The Executive acknowledges that in the course of her employment she will occupy a position of trust and confidence. The Executive shall not, except as may be required to perform her duties or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information.

          (b) “Confidential Information” shall mean information about the Company’s business and operations that is not publicly disclosed by the Company and that was learned by the Executive in the course of her employment by the Company, including, without limitation, any proprietary knowledge, business plans, business strategies, patents, trade secrets, data, formulae, information and client and customer lists and all papers and records (including computer records) of the documents containing such Confidential Information. Confidential Information shall not include information that becomes public other than through disclosure by the Executive or information the Executive is required to disclose by law or legal process. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of her employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by the Executive in the course of her employment by the Company.

          (c) The provisions of this Section 7 shall survive any termination of this Agreement.

          8.      Covenant Not to Compete; Matching Right. (a) For one year following the end of the Term (the “Restricted Period”), the Executive will not, directly or indirectly, enter into the employment of, render services to, or otherwise assist, any person or entity engaged in any operations in North America primarily involving the transmission or production of radio entertainment programming (each, a “Competitor”). Without limiting the generality of the foregoing, the Executive agrees that during the Restricted Period, the Executive will not call on or otherwise solicit business or assist others to solicit business from any of the customers or potential customers of the Company as to any radio product or radio service that competes with any product or service provided or marketed by the Company at the end of the Term. The Executive agrees that during the Restricted Period she will not solicit or assist others to solicit the employment of or hire any employee of the Company without the prior written consent of the Company.

          (b) During the Restricted Period, the Executive agrees not to enter into the employment of or perform services for any Competitor unless the Executive has first offered to enter into an agreement for her services with the Company on terms and conditions at least as favorable to the Company as those offered to the Executive by such Competitor. The Company shall have seven days from receipt of notice from the Executive of any such offer within which to notify the Executive of the Company’s election to accept said offer. Notice to the Company of any such offer must be in writing, set forth all details of such offer and contain the signature of both the offeror and offeree, acknowledging the validity of the offeror’s offer and the offeree’s willingness to accept such offer. The Company shall be deemed to have accepted the Executive’s offer by acceptance of all terms thereof that are reducible to a determinable amount of money, as well as title and location of employment. If the Company does not accept any offer of which the Executive duly notifies the Company, and the Executive does not enter into the employ of or provide services for the third party on the terms and conditions set forth in said offer, the terms of this Section shall apply to any subsequent offer to or by the Executive during the Restricted Period.

          9.      Termination of Prior Employment. As of the date of this Agreement, the Executive voluntarily resigns her employment with XM Satellite Radio Holdings Inc. and XM Satellite Radio Inc. (collectively, “XM”). The Executive acknowledges and agrees that any employment agreement or Change in Control Severance Agreement with XM (“XM Agreement”) is extinguished and superseded by this Agreement, and the Executive waives, releases and forever discharges XM, and their predecessors, successors, and assigns, if any, as well as its and their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the date of this Agreement, including, without limiting the generality of the foregoing, any and all claims arising out of any alleged contract of employment or severance plan or agreement, including any XM Change in Control Severance Agreement, whether written, oral, express or implied, or any federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from XM, and/or any events occurring at the time of or prior to the execution of this Agreement, excluding: (i) indemnification rights, if any, pursuant to any written agreement with, or the certificate of incorporation or bylaws of, XM

Satellite Radio Inc. or XM Satellite Radio Holdings Inc., and any rights under applicable policies providing for Directors’ and Officers’ liability insurance which XM Satellite Radio Holdings Inc. or XM Satellite Radio Inc. may have purchased covering the Executive and relating to or arising out of her employment with XM or its affiliates, or (ii) any vested rights to any benefit to which the Executive is entitled under any tax-qualified pension plan of XM in accordance with the Plan’s terms. Notwithstanding the above, it is the intent of the Company and the Executive that any restricted stock or stock options granted to the Executive pursuant to the 1998 Shares Award Plan or 2007 Stock Incentive Plan (collectively “XM Plans”), will be governed by and will continue to vest on the same terms and conditions provided in such XM Plans and applicable grant agreement as if she had continued to be employed with XM during the Term.

          10.      Remedies. The Executive and Company agree that damages for breach of any of the covenants under Sections 7 and 8 above will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of Section 7 or 8 of this Agreement, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

          11.      Indemnification. The Company shall indemnify the Executive to the full extent permitted by the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the laws of the State of Delaware in connection with her activities as an employee and/or officer of the Company. If the Company elects to purchase directors and officers insurance during the Term, the Executive shall be covered as an insured.

          12.      Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the party against whom enforcement thereof is sought.

          13.      Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

          14.     Assignment. The Executive may not assign any of her rights or delegate any of her duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder.

          15.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

          16.      Notice. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or by facsimile transmission (with confirmation of the transmission obtained by the sender), one day after delivery to a nationally recognized overnight courier with next day delivery specified and five days after mailing by registered or certified mail:

if to the Company:

Sirius XM Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
Attention: General Counsel
Telecopier: (212) 584-5353

if to the Executive:

Address on file in the offices
of the Company

or to such other person or address as either of the parties shall furnish in writing to the other party from time to time in accordance with this Section 16.

          17.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

          18.     Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6 of this Agreement; nor shall the amount of any benefit or payment provided for under Section 6 of this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer.

          19.      Arbitration. (a) The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company, or the termination of the Executive’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association in effect at the time such dispute arises. The arbitration shall take place in New York, New York or Washington, DC, and both the Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with the American Arbitration Association rules and procedures. Except as provided for below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive’s employment with the Company or her termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law.

          (b)      The Company shall pay the costs of any arbitration or other legal proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive claim.

          (c)      The Company and the Executive agree that the sole dispute that is excepted from Section 19(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 7 and 8 of this Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 19(a).

          20.      Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          21.      Employee’s Representations. The Executive hereby represents and warrants to the Company that she is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive’s performance of her obligations under this Agreement.

          22.      Complete Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of the Executive’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements, representations and statements, whether written or oral, express or implied, pertaining in any manner to the employment of the Executive, other than agreements relating to stock options, restricted stock and restricted stock units that have been, or may be, entered into between the Executive and the Company. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to the Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:	/s/ John H. Schultz
John H. Schultz
Senior Vice President
Human Resources

/s/ Dara F. Altman
Dara F. Altman

Exhibit A

AGREEMENT AND RELEASE

          This Agreement and Release, dated as of _________ , 200_ (this “Agreement”), is entered into by and between Dara F. Altman (the “Executive”) and SIRIUS XM RADIO INC., and its subsidiaries and affiliated companies (collectively, the “Company”).

          The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from Company.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:

          1. The Executive’s employment with the Company is terminated as of _____________, 200_ (the “Termination Date”).

          2. The Company and the Executive agree that the Executive shall be provided severance pay and other benefits in accordance with the terms of Section 6(e) of the Employment Agreement, dated as of September _, 2008 (the “Employment Agreement”), between the Executive and the Company; provided that no such severance shall be paid if the Executive revokes this Agreement pursuant to Section 4 below. The Executive acknowledges and agrees that she is entering into this Agreement in consideration of such severance and the Company’s agreements set forth herein.

          3. The Executive, for herself, and for her heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges the Company and its predecessors, successors, and assigns, if any, as well as its and their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the date hereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment Agreement; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from the Company as provided in the Employment Agreement or otherwise; (ii) to coverage under the Company’s insurance policies covering officers and directors; (iii) to other benefits which by their express terms extend beyond the Executive’s termination of employment; and (iv) under this Agreement, including Section 2 above. Without limiting the generality of the foregoing, the Executive expressly releases the Released Parties from all claims for discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of

1991, as amended, the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, and/or any events occurring prior to the execution of this Agreement.

          4. The Executive also specifically waives all rights or claims that she has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended (“ADEA”). In accordance with the ADEA, the Company specifically advises the Executive that: (1) she may and should consult an attorney before signing this Agreement, (2) she has twenty-one (21) days to consider this Agreement, and (3) she has seven (7) days after signing this Agreement to revoke this Agreement.

          5. This release does not affect or impair the Executive’s rights with respect to workers’ compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof. The Executive represents that she has not experienced any job-related injury or illness while employed with the Company.

          6. The Executive warrants that she has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company.

          7. The Executive shall not make any disparaging remarks about the Company, or its officers, agents, employees, practices or products; provided that the Executive may provide truthful and accurate facts and opinions about the Company where required to do so by law. Neither the Company nor any of its officers, directors, employees, agents or representatives shall make any disparaging remarks, written or oral, about the Executive; provided that the Company and its officers may provide truthful and accurate facts and opinions about the Executive where required to do so by law.

          8. The parties acknowledge that this Agreement is a settlement of disputed potential claims and is not an admission of liability or of the accuracy of any alleged fact or claim. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive. The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.

          9. In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

          10. The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.

          11. This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.

          12. This Agreement and the Employment Agreement contains the entire agreement of the parties as to the subject matter hereof, other than agreements relating to stock options, restricted stock and restricted stock units that have been, or may be, entered into between the Executive and the Company. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

          13. The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement, that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon her or its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

          14. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile shall be as effective as delivery of an originally executed counterpart.

          15. Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:
Name:
Title:

Dara F. Altman